Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 15, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting of Vale S.A., which is included in the Annual Report on Form 20-F of Vale S.A. for the year ended December 31, 2011 filed with the Securities and Exchange Commission on April 17, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Auditores Independentes
PricewaterhouseCoopers
Auditores Independentes

Rio de Janeiro, Brazil

October 23, 2012